EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-70527) pertaining to the Globecomm Systems Inc. 1997 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-112351) pertaining to the Globecomm Systems Inc. 1997 Stock Incentive Plan of our report dated September 9, 2005, with respect to the consolidated financial statements and schedule of Globecomm Systems Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ Ernst & Young LLP

New York, New York
September 9, 2005